Exhibit 23






                              Accountant's Consent


The Board of Directors
Cytec Industries Inc.:




We consent to incorporation by reference in the registration statements (Nos. 33-80710, 33-83576 and 33-85666) on Form S-8 of Cytec Industries Inc. of our reports dated January 27, 1997, relating to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedules, which reports appear in the December 31, 1996 annual report on Form 10-K of Cytec Industries Inc.




                                                           KPMG Peat Marwick LLP

Short Hills, New Jersey
March 27, 1997